EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Micron Investor Relations	Micron Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY TO LICENSE 1X AND 1Y DRAM TECHNOLOGIES TO NANYA TECHNOLOGY CORPORATION

BOISE, Idaho, Dec. 14, 2015 - Micron Technology, Inc. (NASDAQ: MU) today announced it has entered into a memorandum of understanding to grant Nanya Technology an option to license Micron 1x and 1y DRAM technologies. This new license agreement is in addition to Micron’s existing license agreement for 20 nanometer (nm) technology with Nanya.

“Micron and Nanya have enjoyed a strong relationship over the years, and this agreement extends our strategic relationship while also providing further value to both companies and their shareholders,” said Micron CEO Mark Durcan.

Under the license agreements contemplated by the memorandum, in each case when Nanya exercises its option to license the 1x or 1y technology and subject to the satisfaction of certain conditions, Micron will receive an equity stake in Nanya and also royalties based on revenues from products implementing the technology-subject to an agreed cap. The new licenses are limited to a specific facility footprint, are subject to an overall quarterly cap on production, are not transferrable and terminate upon a change of control of Nanya. The new licenses do not impact the existing 20nm DRAM technology agreement between Micron and Nanya.

“Nanya and Micron have a strong and successful history of collaboration, and we expect to build on this foundation with our new agreement,” said Nanya President Dr. Pei-Ing Lee.

The memorandum of understanding provides an additional 60-day period for Micron and Nanya to enter into definitive agreements with further specified mechanics and details of the licenses. The memorandum is subject to termination if these additional agreements are not reached within that timeframe or if certain other conditions are not met.

About Micron
Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies-including DRAM, NAND and NOR Flash-is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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